Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 3 DATED JANUARY 5, 2016

TO THE PROSPECTUS DATED SEPTEMBER 16, 2015

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated September 16, 2015, as supplemented by Supplement No. 1, dated November 13, 2015, and Supplement No. 2, dated December 1, 2015 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1 through December 31, 2015, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1 through December 31, 2015.

Date	NAV per Share

	Class E	Class A	Class W	Class I
December 1, 2015	$7.46	$7.46	$7.46	$7.46
December 2, 2015	$7.45	$7.45	$7.45	$7.45
December 3, 2015	$7.45	$7.45	$7.45	$7.45
December 4, 2015	$7.45	$7.45	$7.45	$7.45
December 7, 2015	$7.45	$7.45	$7.45	$7.45
December 8, 2015	$7.45	$7.45	$7.45	$7.45
December 9, 2015	$7.46	$7.46	$7.46	$7.46
December 10, 2015	$7.46	$7.46	$7.46	$7.46
December 11, 2015	$7.46	$7.46	$7.46	$7.46
December 14, 2015	$7.46	$7.46	$7.46	$7.46
December 15, 2015	$7.46	$7.46	$7.46	$7.46
December 16, 2015	$7.46	$7.46	$7.46	$7.46
December 17, 2015	$7.46	$7.46	$7.46	$7.46
December 18, 2015	$7.46	$7.46	$7.46	$7.46
December 21, 2015	$7.46	$7.46	$7.46	$7.46
December 22, 2015	$7.46	$7.46	$7.46	$7.46
December 23, 2015	$7.46	$7.46	$7.46	$7.46
December 24, 2015	$7.46	$7.46	$7.46	$7.46
December 28, 2015	$7.46	$7.46	$7.46	$7.46
December 29, 2015	$7.46	$7.46	$7.46	$7.46
December 30, 2015	$7.47	$7.47	$7.47	$7.47
December 31, 2015	$7.47	$7.47	$7.47	$7.47

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.